UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 25, 2026

SONOCO PRODUCTS COMPANY
(Exact name of registrant as specified in its charter)
001-11261
 (Commission File No.)

South Carolina	57-0248420
(State or other jurisdiction or incorporation)	(I.R.S. Employer Identification Number)
1 N. Second St.
Hartsville, South Carolina 29550
(Address of principal executive offices)(Zip Code)
Telephone: (843) 383-7000
(Registrant's telephone number, including area code)
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
No par value common stock	SON	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company    ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01    Entry into a Material Definitive Agreement

On September 25, 2026 (the “Closing Date”), Sonoco Products Company (the “Company”) entered into a first amendment (the “First Amendment”) to its Credit Agreement (the “Existing Credit Agreement” and, as amended by the First Amendment, the “Amended Credit Agreement”), dated as of August 7, 2023, by and among the Company, a consortium of Farm Credit System institutions and CoBank, ACB, as administrative agent.
The First Amendment, among other things, provides for (i) a new $400 million tranche A term loan facility (the “Tranche A Term Loan”) that matures on December 31, 2029 and (ii) a new $400 million tranche B delayed-draw term loan facility (the “Tranche B Term Loan” and, together with the Tranche A Term Loan, the “Term Loans”) that matures December 31, 2031. The Company borrowed $500 million under the Amended Credit Agreement on the Closing Date, including $400 million under Tranche A Term Loan and $100 million of the Tranche B Term Loan. Pursuant to the First Amendment, the Company may borrow the remaining $300 million of the Tranche B Term Loan in no more than three draws of at least $25 million each at any time within the 12 months of the Closing Date.
The Company used $500 million of the Term Loans funded on the Closing Date to refinance its existing $500 million syndicated term loan under the Existing Credit Agreement, which was scheduled to mature in August 2028. The Company expects to use the remaining $300 million under the Tranche B Term Loan for refinancings of certain of its outstanding indebtedness at a subsequent date.
Borrowings under the Tranche A Term Loan will mature and become payable on December 31, 2029 and bear interest, at the option of the Company, at either the Term SOFR or Daily Simple SOFR (each as defined in the First Amendment, and together, “SOFR”) plus an applicable margin, or the base rate set forth in the Amended Credit Agreement plus an applicable margin. The Company’s applicable margin with respect to the Tranche A Term Loan ranges from 1.575% to 2.075% for all SOFR borrowings and from 0.575% to 1.075% for all base rate borrowings, in each case based on the Company’s senior unsecured long-term debt ratings from S&P and/or Moody’s applicable on a given date. The Tranche A Term Loan does not require scheduled payments before maturity, and the Company may prepay it at any time without premium or penalty.
Borrowings under the Tranche B Term Loan will mature and become payable on December 31, 2031 and bears interest, at the option of the Company, at either SOFR plus an applicable margin or the base rate set forth in the Amended Credit Agreement plus an applicable margin. The Company’s applicable margin with respect to the Tranche B Term Loan ranges from 1.675% to 2.175% for all SOFR borrowings and from 0.675% to 1.175% for all base rate borrowings, in each case based on the Company’s senior unsecured long-term debt ratings from S&P and/or Moody’s applicable on a given date. The Company must also pay a ticking fee on the daily unused amount of the Tranche B Term Loan commitments until the end of the availability period. The ticking fee ranges from 0.100% to 0.225% per year based on the same debt ratings. The Tranche B Term Loan does not require scheduled payments before maturity, and the Company may prepay it at any time without premium or penalty.
The Term Loans contains various customary representations and warranties and affirmative and negative covenants, as more fully described in the Amended Credit Agreement. The Amended Credit Agreement also contains various customary events of default (subject to grace periods, as applicable) including, among others: nonpayment of principal, interest or fees; breach of covenant; payment default on, or acceleration under, certain other material indebtedness; inaccuracy of the representations or warranties in any material respect; bankruptcy or insolvency; inability to pay debts; certain unsatisfied judgments; certain ERISA-related events; the invalidity or unenforceability of the Amended Credit Agreement or certain other documents executed in connection therewith; and the occurrence of a change of control.
The foregoing description of the First Amendment does not purport to be complete and is qualified in its entirety by reference to the complete text of the First Amendment, a copy of which is attached hereto as Exhibit 10.1 and is incorporated by reference herein.

Item 2.03    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance
Sheet Arrangement of a Registrant.

The information in Item 1.01 above is hereby incorporated by reference.

Item 9.01    Financial Statements and Exhibits.

(d) Exhibits

10.1*	First Amendment to Credit Agreement, dated as of September 25, 2026, among Sonoco Products Company, as Borrower, CoBank, ACB, as Administrative Agent, and the Lenders party hereto
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

* Certain schedules and attachments have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company agrees to provide, on a supplemental basis, a copy of any omitted schedules and attachments to the Securities and Exchange Commission or its staff upon request.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SONOCO PRODUCTS COMPANY

Date: September 30, 2026	By:	/s/ John M. Florence, Jr.
John M. Florence, Jr.
General Counsel, Secretary and Vice President